Exhibit 99.1

For more information contact:

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Patrick O’Sullivan	Claire Koneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 827-3772
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. ANNOUNCES

AGREEMENT TO ELIMINATE TAX-OFFSET PROVISION IN RESPECT OF STOCK OPTIONS OF

THOMAS C. PRENDERGAST, CEO AND PRESIDENT

Will Release Fourth Quarter and 2005 Full Year Financial Results and Provide 2006 Earnings Guidance on Wednesday, February 15, 2006, Conference Call on Thursday, February 16, 2006

Boston, MA…January 5, 2006…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage” or the “Company”), today announced that on December 30, 2005, the Company entered into an amendment to the Employment Agreement between the Company and Mr. Thomas C. Prendergast, the Company’s Chairman, President and Chief Executive Officer.  The purpose of the amendment is to eliminate from Mr. Prendergast’s Employment Agreement the provision that previously obligated the Company to make payments to Mr. Prendergast to offset any taxes he might have incurred in connection with his exercise of certain stock options.  In consideration for his agreement to the elimination of this provision, the Company has made a one-time cash payment to Mr. Prendergast of $6.4 million.   The full text of the amendment has been filed as an exhibit to a Form 8-K concurrently filed by the Company with the Securities and Exchange Commission.

As previously disclosed, the discovery of the accounting consequences of the tax-offset provision with respect to Mr. Prendergast’s stock options required the Company to restate its audited financial statements for the fiscal years ended December 31, 2003 and 2004, and its unaudited financial statements for the quarterly periods ended March 31, and June 30, 2005.   As a result of the elimination of the provision, and taking into account the decrease in the Company’s stock price during the fourth quarter of 2005, the Company’s general and administrative expense associated with the tax-offset provision decreased by $0.7 million for the quarter ended December 31, 2005.  At December 31, 2005, the Company’s general and administrative expense relating to the tax-offset provision was composed of two elements:  the change in the liability for the payment in settlement of the tax-offset provision, and the change in the intrinsic value of Mr. Prendergast’s stock options.

With respect to the first element, as of December 30, 2005, the liability with respect to the tax-offset provision was $5.0 million, $0.9 million less than the liability accrued in the Company’s financial statements as of September 30, 2005.  This decrease was the result of a decrease in the Company’s stock price from September 30, 2005 to December 30, 2005.  As a result of the amendment, the amount of the payment to Mr. Prendergast in settlement of the tax-offset provision exceeded the amount of this liability by $1.4 million.  In addition, the amount of the payment exceeded the accrued liability with respect to the tax-offset provision in the Company’s financial statements as of September 30, 2005 by $0.5 million.

However, the expense noted in the preceding paragraph was offset by the second element:  the change in the intrinsic value of Mr. Prendergast’s vested stock options previously subject to the tax-offset provision.  As a result of the decrease in the Company’s stock price between September 30, 2005 and December 30, 2005, the intrinsic value of Mr. Prendergast’s vested stock options decreased by $1.3 million.  However, the Company is required to record an additional $0.1 million of general and administrative expense relating to the intrinsic value of Mr. Prendergast’s unvested options, which expense was not previously required to be recorded in the Company’s financial statements, resulting in a net $1.2 million decrease in general and administrative expense with respect to this second element.

The Company has concluded that, with the elimination of the tax-offset provision relating to stock options from Mr. Prendergast’s employment agreement, in fiscal periods ending after December 31, 2005, the Company will no longer be required to record a liability relating to the tax-offset provision and Mr. Prendergast’s stock options will no longer be subject to variable accounting treatment.  As is the case with other stock options issued by the Company, Mr. Prendergast’s stock options will be subject to fixed accounting.

2005 Fourth Quarter Conference Call Details

The Company is scheduled to release its fourth quarter and 2005 full year financial results and provide 2006 projected earnings guidance on Wednesday, February 15, 2006 after the market closes.  The Company’s earnings press release and supplemental operating and financial data package will be posted on the Company’s investor relations section of its web site at www.heritagerealty.com.

Members of Heritage’s senior management will also host a conference call on Thursday, February 16, 2006, at 10:00 a.m., ET, to discuss the Company’s fourth quarter and full year results and 2006 earnings guidance.  Stockholders, analysts and other interested parties may participate in this conference call by dialing 800-218-0530 or 303-262-2140 at least five minutes before the scheduled start time.  Investors can also access the call via the Internet at the Company’s website, www.heritagerealty.com. To listen to a live broadcast, access this site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A replay of the conference call will be available after the call through February 23, 2006 by accessing the Company’s website at www.heritagerealty.com or by dialing 800-405-2236 or 303-590-3000, pass-code 11050207.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage is one of the largest owners and operators of neighborhood and community shopping centers in the United States.  Heritage focuses on grocer-anchored shopping centers with multiple anchors.  As of September 30, 2005, Heritage had a shopping center portfolio of 171 properties, located in 30 states and totaling approximately 34.9 million square feet of total gross leasable area, of which 28.7 million square feet is company-owned gross leasable area.  Heritage’s shopping center portfolio was approximately 92.5% leased as of September 30, 2005.

Heritage is headquartered in Boston, Massachusetts and has an additional 16 regional offices located in the Eastern, Midwestern and Southwestern United States.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

The forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent the Company’s judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.